UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	000-26020 (Commission File No.)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On October 21, 2004, Applied Digital Solutions, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Satellite Strategic Finance Associates, LLC (“SSFA”) whereby, among other things, the Company sold 2.5 million shares of its common stock, par value $0.01 per share, in a private placement to SSFA. The Agreement provided SSFA with a Series C Warrant (the “Warrant”), which was exercisable into 1.5 million shares of the Company’s common stock at an exercise price of $4.33 per share, and a Series D Warrant, which is exercisable into 666,667 shares of the Company’s common stock at an exercise price of $5.05 per share. The Warrant was set to expire in April 2005. On March 31, 2005, the Company agreed to amend the exercise price of the Warrant from $4.33 per share to an exercise price equal to one cent above the closing price of the Company’s common stock on March 31, 2005, or $3.47 per share. SSFA exercised the Warrant on March 31, 2005. The Series D Warrant still remains outstanding and is exercisable through October 21, 2010.

The proceeds from the exercise of the Warrant were approximately $5.2 million. The Company intends to use these proceeds in conjunction with strategic acquisitions for VeriChip Corporation, the Company’s wholly-owned subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Digital Solutions, Inc.
(Registrant)

Date: April 1, 2005                                                                                          By:  /s/ Lorraine M. Breece
Lorraine M. Breece
Vice President and Chief Accounting Officer